Exhibit 15.3

TO:

Jianzhi Education Technology Group Company Limited

Yingdu Building, A-27, No. A-18,

Zhichun Road, Haidian District, Beijing, China

Date:

April 9, 2024

Dear Sir/Madam:

We hereby consent to the reference to our firm in “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations”, “Item 3. Key Information—Approvals Required from the PRC Authorities for Offering Securities to Foreign Investors”, “Item 3. Key Information—Risks Related to Doing Business in China”, “Item 4. Information on the Company—C. Organizational Structure”, and “Item 10. Additional Information—E. Taxation” in the annual report on Form 20-F for the fiscal year ended 31 December 2023, which will be filed by Jianzhi Education Technology Group Company Limited on date hereof with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the annual report on Form 20-F for the fiscal year ended 31 December 2023. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ DeHeng Law Offices
DeHeng Law Offices